Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-11 of Broadstone Net Lease, Inc. of our report dated October 11, 2019 relating to the combined statements of revenues and certain operating expenses of the Acquired Industrial and Office Portfolio. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York

August 4, 2020